EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Third Quarter of 2006

STUDIO CITY, California. — November 9, 2006 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and nine months ended September 30, 2006.

Operating Highlights for the Quarter:

•                  Revenue results.  Crown Media’s net revenue in the third quarter of 2006 decreased 7% to $47.3 million, from $50.7 million in the prior year’s third quarter.  The third quarter of 2005 included a one-time benefit of $10.0 million related to the sub-licensing of Little House on the Prairie.  Advertising revenues for the quarter totaled $40.2 million, an increase of 20% from the third quarter of 2005.   Subscriber fee revenues increased 32% to $6.0 million as free carriage periods expired for certain subscribers.  Revenues for the nine months increased 4% from $136.9 million to $142.8 million.

•                  Subscriber increase.  Hallmark Channel subscribers increased 8% to 74.7 million as of September 30, 2006, from 69.2 million subscribers as of September 30, 2005.   Since the beginning of the year, the channel has added nearly 4 million new subscribers.

•                  U.S. ratings success.  For the third quarter of 2006, Hallmark Channel delivered its highest rated quarter in terms of ratings and household delivery for both Total Day and Prime Time among all 65 ad-supported cable channels according to Nielsen.  The channel ranked number nine in Total Day household ratings with a 0.8 rating, tied with TBS and ESPN.  For Prime Time, the channel ranked seventh with a 1.3 household rating, tied with TBS and Fox News Channel.  Hallmark Channel also delivered its highest quarter in delivery of its key demographic groups of women 18-49 and 25-54.

•                  Film library sale.  During the quarter the Company announced that it entered into an agreement to sell the domestic right to its film library to RHI Enterprises for $160 million, subject to adjustments and requirements to pay certain future obligations.  The sale is expected to close by year-end.

•                  New leadership.  Henry Schleiff was appointed President and CEO of Crown Media, effective October 4th, 2006.  Mr. Schleiff has a long and distinguished career in the media business, most recently serving as the Chairman and CEO of Court TV.

“We are very pleased with the results for the quarter,” remarked Mr. Schleiff.  “Our Prime Time ratings were particularly strong, up roughly 20% as compared to last year, for overall ratings as well as for viewing by our key target groups of women 18-49 and 25-54.  Demand for our advertising continues to build, demonstrated by the strong growth this quarter and our ability to achieve significant increases in our CPM’s in the upfront market for next year.

“Our holiday season launches in just a few weeks with the exclusive television premiere of the Academy award-winning film March of the Penguins.  Marked by our largest local ad sales promotion to date, this premiere kicks off the beginning of our strongest season with three original movie premieres and our fifth annual Hollywood Holiday Sweepstakes.  October was another record month in terms of ratings and household delivery, and I am confident that we will end the year on a high note.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $47.3 million for the third quarter of 2006, a 7% decrease from $50.7 million for the third quarter of 2005. Subscriber fee revenue in the third quarter increased 32% to $6.0 million, from $4.6 million in the prior year’s quarter, as a result of the ending of free carriage periods during 2006 for certain of our domestic distributors.  Advertising revenue increased 20% to $40.2 million during the quarter, from $33.6 million in the third quarter of 2005, reflecting distribution growth, higher ratings for our channels and higher advertising rates. Licensing fees for our film library decreased to $989,000 during the quarter, from $2.1 million in the prior year’s quarter. We had a small amount of library sales in the third quarter of 2006 due to the Company’s probable sale of the film assets. Sublicense fees and other revenue was $10.5 million for the third quarter of 2005 primarily due to the sub-licensing of Little House on the Prairie to a third party.

Crown Media reported revenue of $142.8 million for the nine months ended September 30, 2006, a 4% increase from $136.9 million for the prior year’s period. Subscriber fee revenue for the nine months ended September 30, 2006, increased 40% to $18.6 million, from $13.4 million in the prior year’s period.  Advertising revenue increased 16% to $122.2 million during the nine months ended September 30, 2006, from $105.6 million in the prior year’s period. Licensing fees for our film library decreased to $1.8 million during the nine months ended September 30, 2006, from $7.4 million in the prior year’s period.

For the third quarter of 2006, cost of services increased to $90.4 million from $77.9 million during the same quarter of 2005. The Company recorded a $40.9 million impairment of its film assets during the three months ended September 30, 2006, based in part upon the terms of the agreement the Company entered with RHI Enterprises. Within cost of services, programming expenses increased 20% quarter over quarter to $35.1 million due to our focus on retaining and acquiring higher quality series programming and the related amortization. For the three months ended September 30, 2006, amortization of film assets decreased to $4.6 million from $13.8 million during the same quarter of 2005 primarily due to the reduction in third party licenses of library assets. Subscriber acquisition fee expense was $7.7 million in the third quarter of 2006 versus $8.7 million in same period of 2005 as we fully amortized certain agreements with distributors. Other cost of services decreased 39% from $2.9 million to $1.8 million for the third quarter of 2006. The Company’s bad debt recovery was $115,000 for the three months ended September 30, 2005, as compared to the Company’s bad debt recovery of $1.0 million for the three months ended September 30, 2006. Selling, general and administrative expenses decreased to $10.7 million for the three months ended September 30, 2006, from $15.8 million in the year earlier period primarily due to a decrease in compensation expense associated with the Restricted Stock Units.  Marketing expenses increased to $3.5 million for the three months ended September 30, 2006, from $1.8 million in the year earlier period due to the costs of two fourth quarter marketing campaigns for Hallmark Channel. We also anticipate an increase in marketing expense in the fourth quarter because of these planned promotions that coincide with Thanksgiving and Christmas and promotions surrounding the premiere of March of the Penguins and Valentine’s Day 2007.

For the nine months ended September 30, 2006, cost of services increased 115% to $383.1 million from $178.4 million during the prior year’s period. The Company recorded a $225.8 million impairment of its film assets during the nine months ended September 30, 2006, based upon bids received, and the terms of the proposed sale, for our film assets. Within cost of services, programming expenses increased 20% period over period to $102.6 million.  For the nine months ended September 30, 2006, amortization of film assets decreased to $21.7 million from $33.2 million during the same period of 2005 primarily due to the reduction in third party licenses of library assets for the nine months ended September 30, 2006.  Subscriber acquisition fee expense was $23.3 million for the nine months ended September 30, 2006, versus $26.9 million in same period of 2005. Other cost of services remained constant for the nine months ended September 30, 2006.  Selling, general and administrative expenses decreased to $32.5 million for the nine months ended September 30, 2006, from $42.6 million in the year earlier period.  Marketing expenses decreased to $8.9 million for the nine months ended September 30, 2006, from $19.1 million in the year earlier period primarily due to the elimination of the Mystery Movie marketing campaign for the Hallmark Channel.

Adjusted EBITDA loss totaled $978,000 for the third quarter of 2006, compared to an Adjusted EBITDA of $7.3 million for the same period last year. Cash used by continuing operating activities totaled $3.0 million for the third quarter of 2006 compared to $983,000 for the same period last year. The net loss for the three month period ended September 30, 2006 totaled $84.3 million, or $0.80 per share, compared to $65.8 million, or $0.63 per share, in the third quarter of 2005.

Adjusted EBITDA loss totaled $6.8 million for the nine months ended September 30, 2006, compared to an Adjusted EBITDA loss of $428,000 for the same period last year. Cash used in continuing operating activities totaled $21.4 million for the nine months ended September 30, 2006 compared to $98.8 million for the same period last year. The net loss for the nine month period ended September 30, 2006, totaled $359.0 million, or $3.43 per share, compared to $173.0 million, or $1.65 per share, in the prior year’s period.

Conference Call and Webcast to be Held Thursday, November 9, 2006 at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results for the three and nine months ended September 30, 2006.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Third Quarter Earnings for Crown Media.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, November 9, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 74187083.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 75 million subscribers.  The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for 2005 and subsequent 10-Q Reports for quarters in 2006.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  We have used a revised calculation of Adjusted EBITDA since our report on 2005 second quarter results so that it follows the definition of EBITDA that was used in our bank credit agreement for a period of time prior to an amendment in May 2006.  The calculation adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure.  See “Selected Third Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.  However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation originated from a definition in a bank credit agreement.

For additional information, please contact:

Mindy Tucker	Nancy Carr
IR Focus	Hallmark Channel
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Subscriber fees	$6,022	$4,554	$18,633	$13,357
Advertising	40,229	33,275	121,228	104,243
Advertising by Hallmark Cards	2	285	945	1,310
Film asset license fees	989	2,102	1,777	7,354
Sublicense fees and other revenue	76	10,454	230	10,667
Total revenue	47,318	50,670	142,813	136,931
Cost of services:
Affiliate programming	3,652	2,700	9,154	8,388
Non-affiliate programming	31,404	26,496	93,462	77,243
Amortization of film assets	4,560	13,830	21,703	33,175
Impairment of film assets	40,946	22,939	225,832	22,939
Subscriber acquisition fee amortization	7,747	8,688	23,260	26,891
Amortization of capital lease	289	289	868	868
Other cost of services	1,786	2,923	8,838	8,870
Total cost of services	90,384	77,865	383,117	178,374
Selling, general & administrative expenses	10,682	15,837	32,489	42,608
Marketing expense	3,483	1,832	8,851	19,082
Depreciation and amortization	635	993	2,317	3,525
Loss from continuing operations before interest expense	(57,866)	(45,857)	(283,961)	(106,658)
Interest expense	(26,461)	(19,346)	(73,077)	(53,686)
Loss from continuing operations	(84,327)	(65,203)	(357,038)	(160,344)
Loss from discontinued operations	—	(4)	—	(10,676)
Gain from sale of discontinued operations	(1)	(615)	153	(1,964)
Loss before cumulative effect of change in accounting principle	(84,328)	(65,822)	(356,885)	(172,984)
Cumulative effect of change in accounting principle	—	—	(2,099)	—
Net loss	$(84,328)	$(65,822)	$(358,984)	$(172,984)
Net loss per share	$(0.80)	$(0.63)	$(3.43)	$(1.65)
Weighted average shares outstanding	104,788	104,656	104,788	104,580

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2006	2005

ASSETS

Cash and cash equivalents	$9,798	$15,926
Accounts receivable, less allowance for doubtful accounts of $411 and $1,565, respectively	43,771	65,935
Program license fees - affiliates	8,559	2,656
Program license fees - non-affiliates	97,048	106,542
Receivable from RHI affiliate	—	1,815
Receivable from buyer of international business	33	422
Prepaid and other assets	4,056	6,051
Prepaid program license fee assets	34,028	30,377
Current assets held for sale	144,890	—
Total current assets	342,183	229,724
Accounts receivable	1,478	9,101
Program license fees - affiliates	7,710	5,036
Program license fees - non-affiliates	172,373	222,861
Film assets, net	—	380,322
Subscriber acquisition fees, net	51,023	80,594
Property and equipment, net	16,591	18,560
Goodwill	314,033	314,033
Prepaid and other assets	12,467	13,595
Total assets	$917,858	$1,273,826

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2006	2005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$34,011	$29,876
Accrued restricted stock units	1,336	9,299
Subscriber acquisition fees payable	2,167	12,238
License fees payable to affiliates	3,398	2,730
License fees payable to non-affiliates	89,568	50,460
Payables to RHI affiliates	—	755
Payables to affiliates	13,318	12,071
Payable to buyer of international business	5,117	10,050
Interest payable	119	169
Capital lease obligations	657	612
Deferred revenue	—	1,149
Deferred credit from transition services agreement	1,282	1,323
Current liabilities held for sale	1,211	—
Total current liabilities	152,184	130,732
Accrued liabilities	17,570	24,427
License fees payable to affiliates	2,096	586
License fees payable to non-affiliates	97,035	186,268
Line of credit and interest payable to HC Crown	91,540	86,309
Line of credit and interest payable to Hallmark Cards affiliate	52,309	—
Payable to Hallmark Cards affiliate	—	70,000
Payable to buyer of international business	5,720	8,395
Senior unsecured note to HC Crown, including accrued interest	548,333	509,386
Credit facility	221,500	210,000
Note and interest payable to Hallmark Cards affiliate	143,254	135,187
Capital lease obligations	15,672	16,170
Company obligated mandatorily redeemable preferred interest	15,996	14,537
Deferred credit from transition services agreement	3,605	5,018
Long term liabilities held for sale	—	—
Total liabilities	1,366,814	1,397,015
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 shares issued and outstanding as of both September 30, 2006 and December 31, 2005	741	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both September 30, 2006 and December 31, 2005	307	307
Paid-in capital	1,457,032	1,423,815
Accumulated deficit	(1,907,036)	(1,548,052)
Total stockholders’ equity (deficit)	(448,956)	(123,189)
Total liabilities and stockholders’ equity (deficit)	$917,858	$1,273,826

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net loss	$(84,328)	$(65,822)	$(358,984)	$(172,984)
Loss from discontinued operations	—	4	—	10,676
Gain on sale of discontinued operations	1	615	(153)	1,964
Cumulative effect of change in accounting principle	—	—	2,099	—
Amortization of film assets	4,560	13,830	21,703	33,175
Impairment of film assets	40,946	22,939	225,832	22,939
Subscriber acquisition fee amortization expense	9,954	12,106	29,795	36,944
Depreciation and amortization	924	1,282	3,185	4,393
Interest expense	26,461	19,346	73,077	53,686
Restricted stock unit compensation	504	3,036	(3,316)	8,265
Amortization of certain program license fees	—	—	—	514
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(978)	$7,336	$(6,762)	$(428)
Programming and other amortization	34,728	28,975	101,801	85,615
Provision for allowance for doubtful account	(1,017)	(115)	254	1,002
Changes in operating assets and liabilities:
Additions to program license fees	(2,508)	(28,752)	(52,264)	(113,981)
Additions to subscriber acquisition fees	107	(2,761)	(224)	(7,187)
Change in subscriber acquisition fees payable	(92)	1,405	(10,071)	(23,873)
Interest paid	(4,987)	(3,373)	(14,221)	(11,668)
Changes in other operating assets and liabilities and certain non-operating assets and liabilities, net of adjustments above	(28,282)	(3,698)	(39,932)	(28,268)
Net cash (provided by) used in continuing operating activities	$(3,029)	$(983)	$(21,419)	$(98,788)

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net cash provided by (used in) continuing operating activities	$(3,029)	$(983)	$(21,419)	$(98,788)
Net cash provided by (used in) investing activities	(1,323)	(1,827)	(7,851)	213,751
Net cash provided by (used in) financing activities	3,327	6,609	23,142	(102,643)
Net cash used in discontinued operations	—	(4)	—	(15,057)
Net (decrease) increase in cash and cash equivalents	(1,025)	3,795	(6,128)	(2,737)
Cash equivalents, beginning of period	10,823	5,570	15,926	12,102
Cash equivalents, end of period	$9,798	$9,365	$9,798	$9,365